Exhibit 99.1

Emeren Group Announces North America Management Change and Preliminary Q2 2025 Operating Results

NORWALK, Conn., July 3, 2025 – Emeren Group Ltd ("Emeren" or the "Company") (www.emeren.com) (NYSE: SOL), a leading global solar project developer, owner, and operator, today announced a leadership transition within its North America operations. Mr. Cameron “Mac” Moore, Executive Vice President - North America, has departed the Company, and Mr. M. Jahangir Alam has been appointed as his successor, effective immediately.

About M. Jahangir Alam

M. Jahangir Alam is a seasoned leader in the North American renewable energy industry, with nearly three decades of experience spanning executive leadership, finance, and M&A. He has held key roles as an operator, financier, and advisor, and has been involved in transactions totaling over $12 billion in value.

Most recently at Boralex, Jahangir served as a key member of the senior leadership and led the establishment of the North American M&A team, development of strategic investor and investment banking relationships, and origination of bespoke transaction opportunities. Jahangir originated on a bilateral basis and led the acquisition of a controlling interest in a ~1 GW operating wind power portfolio, which was the largest ever acquisition in Boralex’s history. Through these transactions Boralex’s US asset base increased from 80 MW to 645 MW in less than three years.

Previously, Jahangir served as the CFO at Seventus, a wind power development firm, and the president of Alyra Renewable Energy Finance, an M&A advisory boutique he founded in 2003.

Preliminary Q2 2025 Operating Results

Emeren is also providing its preliminary financial updates for the second quarter of 2025. Based on currently available information, the Company expects the following:

•	A non-cash impairment of no less than $20 million on global property, plant, and equipment (PPE), primarily reflecting an updated fair value assessment of certain power station assets in accordance with U.S. GAAP.

Emeren expects to release its full financial results for the second quarter of 2025 around mid-August.

About Emeren Group Ltd

Emeren Group Ltd (NYSE: SOL), a renewable energy leader, showcases a comprehensive portfolio of solar projects and Independent Power Producer (IPP) assets, complemented by a significant global Battery Energy Storage System (BESS) capacity. Specializing in the entire solar project lifecycle — from development through construction to financing — we excel by leveraging local talent in each market, ensuring our sustainable energy solutions are at the forefront of efficiency and impact. Our commitment to enhancing solar power and energy storage underlines our dedication to innovation, excellence, and environmental responsibility. For more information, go to www.emeren.com.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K. All information provided in this press release is as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

Emeren Group Ltd - Investor Relations
+1 (925) 425-7335
ir@emeren.com